SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  June 26, 2000

                               PIVOTAL CORPORATION
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                            British Columbia, Canada
               --------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


       000-26867                                      Not Applicable
------------------------                     ---------------------------------
(Commission File Number)                     (IRS Employer Identification No.)


                            300 - 224 West Esplanade
                      North Vancouver, B.C., Canada V7M 3M6
               --------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code  (604) 988-9982



                                 Not Applicable
               --------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

     On June 26, 2000, Pivotal Corporation acquired 100 percent of the issued and outstanding shares of Simba Technologies Inc. (now Digital Conversations, Inc.) a Vancouver, British Columbia company that provides digital solutions that aggregate and analyze all Internet customer interactions such as email messages, Web chat sessions and Web site surfing into an integrated conversation for Microsoft standards. Under the terms of the Share Purchase Agreement dated May 29, 2000, a copy of which is attached hereto as Exhibit 2.1, Pivotal Corporation paid a total purchase price of $17.6 million for all of the issued and outstanding shares of Simba Technologies Inc. by issuing common shares and options to purchase common shares with a fair value of $17.1 million and acquisition related expenditures of $455,000. The transaction has been accounted for under the purchase method of accounting.

     Prior to the acquisition, Simba Technologies Inc. was comprised of two primary business units, Simba Digital Conversations and Simba Tools. Simba Tools was the primary operating business unit, consisting of data access and analytics technology that enables complex data warehousing and database analytics used by analytical software providers. Simba Digital Conversations was a business unit, still primarily in the research and development stage, that provides Internet marketing solutions. On June 24, 2000, Simba Technologies Inc. sold the Simba Tools business unit, the primary operating business unit, to a third party.

Item 7.  Financial Statements and Exhibits

     (a) Financial Statements of Business Acquired

     Audited Consolidated Financial Statements of Simba Technologies Inc. for the years ended December 31, 1999 and 1998:

          Report of Independent Auditor
          Consolidated Balance Sheet
          Consolidated Statements of Earnings (Loss) and Deficit
          Consolidated Statement of Cash Flows
          Notes to Consolidated Financial Statements

     Unaudited Consolidated Financial Statements of Simba Technologies Inc.:

          Condensed Consolidated Balance Sheet - March 31, 2000
          Condensed Consolidated Statement of Earnings (Loss) and Deficit -
              March 31, 2000 and 1999
          Condensed Consolidated Statement of Cash Flows - March 31, 2000
              and 1999
          Notes to Condensed Consolidated Financial Statements

                           Consolidated Financial Statements of

                           SIMBA TECHNOLOGIES INCORPORATED
                           (Expressed in U.S. Dollars)

                           Years ended December 31, 1999 and 1998

KPMG LLP

Chartered Accountants                                   Telephone (604) 691-3000
Box 10426 777 Dunsmuir Street                             Telefax (604) 691-3031
Vancouver BC V7Y 1K3                                                 www.kpmg.ca
Canada




Auditors' Report

To the Board of Directors
Simba Technologies Incorporated

We have audited the consolidated balance sheets of Simba Technologies Incorporated as at December 31, 1999 and 1998 and the consolidated statements of operations and deficit and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of generally accepted accounting principles in the United States would have required the additional disclosures set out in note 9.

KPMG LLP  (signed)

Chartered Accountants

Vancouver, Canada
February 28, 2000

SIMBA TECHNOLOGIES INCORPORATED
Consolidated Balance Sheet
(Expressed in U.S. Dollars)

December 31, 1999 and 1998


=================================================================================================
                                                                          1999              1998
-------------------------------------------------------------------------------------------------
Assets
Current assets:
         Cash and cash equivalents                              $      854,101    $    1,109,148
         Accounts receivable                                           975,654         1,303,626
         Investment tax credits receivable                             350,000           387,481
         Prepaid expenses                                               46,672            93,708
-------------------------------------------------------------------------------------------------
                                                                     2,226,427         2,893,963
Capital assets (note 3)                                                304,705           355,097
-------------------------------------------------------------------------------------------------

                                                                $    2,531,132    $    3,249,060
-------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Current liabilities:
         Accounts payable and accrued liabilities               $      156,950    $      694,120
         Current portion of obligations under capital leases            39,252            21,903
         Current portion of note payable                                     -            45,047
         Deferred revenue                                              259,455           139,717
-------------------------------------------------------------------------------------------------
                                                                       455,657           900,787
Obligations under capital leases                                        31,372                 -

Deferred lease inducement                                               35,285            49,621

Shareholders' equity:
         Share capital (note 4)                                      6,139,514         6,111,813
         Deficit                                                    (4,130,696)       (3,813,161)
-------------------------------------------------------------------------------------------------
                                                                     2,008,818         2,298,652
Contingency (note 4(d))
Commitments (note 8)
-------------------------------------------------------------------------------------------------
                                                                $    2,531,132    $    3,249,060
=================================================================================================


See accompanying notes to consolidated financial statements

SIMBA TECHNOLOGIES INCORPORATED
Consolidated Statements of Operations and Deficit
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998


===============================================================================================
                                                                        1999              1998
-----------------------------------------------------------------------------------------------
Revenue:                                                      $    4,001,852    $    4,201,429
Cost of goods sold (note 6)                                          831,611         1,192,682
-----------------------------------------------------------------------------------------------
                                                                   3,170,241         3,008,747
Operating expenses:
         Research and development (note 6)                         1,930,113           549,463
         Sales and marketing                                       1,019,130         1,012,148
         General and administrative                                  527,833           628,663
-----------------------------------------------------------------------------------------------
                                                                   3,477,076         2,190,274
-----------------------------------------------------------------------------------------------

Earnings (loss) before other income and expense                     (306,835)          818,473

Other income and expense:
         Interest income                                              13,764            35,529
         Foreign exchange loss                                       (24,464)          (48,856)
-----------------------------------------------------------------------------------------------
                                                                     (10,700)          (13,327)
-----------------------------------------------------------------------------------------------

Net earnings (loss)                                                 (317,535)          805,146

Deficit, beginning of year                                        (3,813,161)       (4,618,307)
-----------------------------------------------------------------------------------------------

Deficit, end of year                                          $   (4,130,696)   $   (3,813,161)
===============================================================================================



See accompanying notes to consolidated financial statements

SIMBA TECHNOLOGIES INCORPORATED
Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998


=====================================================================================================
                                                                              1999              1998
-----------------------------------------------------------------------------------------------------
Cash provided by (used in):
Operating Activities:
         Net earnings (loss)                                        $     (317,535)   $      805,146
         Items not involving cash:
                  Amortization                                             217,811           220,620
                  Deferred lease inducement                                (14,336)          (14,396)
         Changes in non-cash operating working capital:
                  Accounts receivable                                      327,972          (332,218)
                  Investment tax credits receivable                         37,481           295,605
                  Prepaid expenses                                          47,036           (31,901)
                  Accounts payable and accrued liabilities                (537,170)          158,114
                  Deferred revenue                                         119,738           (26,636)
-----------------------------------------------------------------------------------------------------
                                                                          (119,003)        1,074,334
Investing Activities:
         Purchase of capital assets                                       (167,419)         (191,541)

Financing activities:
         Additional obligations under capital leases                        98,741                 -
         Payment of obligations under capital leases                       (50,020)          (44,317)
         Payment of note payable                                           (45,047)          (88,013)
         Issuance of common shares for cash                                 27,701             3,020
-----------------------------------------------------------------------------------------------------
                                                                            31,375          (129,310)
-----------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                          (255,047)          753,483

Cash and cash equivalents, beginning of year                             1,109,148           355,665
-----------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                              $      854,101    $    1,109,148
-----------------------------------------------------------------------------------------------------

Supplementary information:
         Interest received                                          $       35,766    $       56,260
         Interest paid                                              $       10,396    $       15,379
=====================================================================================================



See accompanying notes to consolidated financial statements

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================

Simba Technologies Incorporated is comprised of two primary business units, Simba Digital Conversations and Simba Tools. Simba Tools is the primary operating business unit, consisting of data access and analytics technology that enables complex data warehousing and database analytics used by analytical software providers. Simba Digital Conversations is a business unit, still primarily in the research and development stage, that provides digital solutions that aggregate and analyze all Internet customer interactions such as email messages, Web chat sessions and Web site surfing into an integrated conversation for Microsoft standards.

1.   Significant accounting policies:

     (a)  Basis of presentation:

          The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Simba Technologies Incorporated (USA) and PageAhead Research Company. All significant intercompany transactions and balances have been eliminated.

     (b)  Measurement uncertainty:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including accounts receivable and investment tax credits, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     (c)  Revenue recognition:

          The Company recognizes revenue from software licenses at the time the software is delivered provided there is evidence of an arrangement, the fee is fixed and determinable, and collection is probable.

          Revenue from license agreements with original equipment  manufacturers
          (OEM) for redistribution to the OEM's end user customers is recognized when the software is delivered provided there is evidence of an arrangement, the fee is fixed and determinable, and collection of the receivable is probable. Revenue from OEM royalties is recognized when the OEM delivers its product incorporating the Company's software to the end user, the Company has received evidence of delivery, and collection is probable.

          Revenue from minimum royalty license agreements is recognized to the extent of guaranteed amounts upon delivery of the product master provided collection is probable. Amounts due beyond one year are recognized in the year received. Royalties per copy in excess of the guaranteed amounts are recognized as earned.

          Revenue from post-contract customer support agreements, including maintenance agreements bundled with software licenses, is recognized ratably over the term of the related agreements.

          Revenue  from  consulting  and  other  software-related   services  is
          recognized as the services are rendered only if the services are not essential to the functionality of the software.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 2
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


1.   Significant accounting policies (continued):

     (c)  Revenue recognition (continued):

          The Company recognizes revenue from contracts involving production, modification, or customization of software using the percentage of completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. In other instances, progress toward completion is based on individual contract costs incurred to date compared with total estimated contract costs. Deferred revenue represents the amount of billing in excess of the revenue recognized using the percentage of completion method and the unamortized amount of post-contract customer support agreements.

     (d)  Capital assets:

          Capital assets are stated at cost and are amortized on a straight-line basis over their estimated useful lives:

                ----------------------------------------------------
                Asset                                         Rate
                ----------------------------------------------------

                Computer software                          2 years
                Computer hardware                          3 years
                Office equipment                           5 years
                Trademarks                                 5 years
                ----------------------------------------------------

          Property under capital leases is initially recorded at the present value of minimum lease payments at the inception of the lease. Leasehold improvements are depreciated over the shorter of the lease term or their estimated useful lives.

     (e)  Foreign currency translation:

          These financial statements are expressed in US dollars. Canadian and other foreign currency amounts are translated into US dollars using the temporal method of accounting at the following rates: monetary assets and liabilities at the rate in effect at the balance sheet date; non-monetary assets and liabilities at the historical rate in effect on the transaction date; and revenue and expense items at average rates for the year, except for amortization which is translated at historical rates in effect on the dates the assets were acquired. Gains and losses arising on foreign exchange translation are recognized in earnings.

     (f)  Research and development costs:

          Research costs are expensed as incurred. Development costs are deferred if they meet specific criteria; otherwise they are expensed as incurred. At December 31, 1999, no development costs have been deferred.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 3
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


1.   Significant accounting policies (continued):

     (g)  Investment tax credits and government grants:

          The Company accounts for investment tax credits and government grants using the cost reduction approach, whereby investment tax credits and government grants related to the acquisition of assets are deferred and amortized to income on the same basis as the related assets. Investment tax credits and government grants that relate to current research and development expenditures are deducted from those expenditures in the current period.

     (h)  Cash and cash equivalents:

          The Company considers all short-term investments with a maturity date at purchase of 3 months or less to be cash equivalents.

     (i)  Stock option plan:

          The Company has a stock option plan, which is described in note 5. No compensation expense is recognized when stock options are issued. Any consideration paid on exercise of stock options is credited to share capital.

     (k)  Income taxes:

          The Company follows the tax allocation method of accounting for income taxes. Taxes deferred by claiming amounts for tax purposes which are different from those recorded in the accounts are charged against current operations and are reflected on the balance sheet as deferred income taxes.

2.   Financial instruments and risk management:

     (a)  Fair values:

          As at December 31, 1999, the carrying amounts reported in the balance sheet for cash, and cash equivalents, amounts receivable, accounts payable and accrued liabilities and capital lease obligations approximate their fair value due to the short term to maturity of these instruments.

     (b)  Foreign exchange risk:

          The Company incurs the majority of its expenditures in Canadian dollars and earns its revenues mainly in U.S. dollars. The Company does not engage in any foreign exchange hedging activities.

     (c)  Credit and concentration risk:

          Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company employs established credit approval practices to mitigate this risk. The accounts receivable balance includes amounts due from customers in Canada, the U.S. and overseas. As at December 31, 1999, one customer in the U.S. accounted for approximately 48% of the total balance, which has been collected subsequent to year end.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 4
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


3.   Capital assets:

         ===========================================================================================
                                                                                            1999
         -------------------------------------------------------------------------------------------
                                                                 Accumulated               Netbook
                                                Cost             amortization               value
         -------------------------------------------------------------------------------------------
         Computer software                  $    234,876        $    216,986          $     17,890
         Computer hardware                       883,719             688,759               194,960
         Office equipment                        205,956             156,207                49,749
         Trademarks                               48,355              20,332                28,023
         Leasehold improvements                   21,280               7,197                14,083
         -------------------------------------------------------------------------------------------
                                            $  1,394,186        $  1,089,481          $    304,705
         -------------------------------------------------------------------------------------------


         ===========================================================================================
                                                                                           1998
         -------------------------------------------------------------------------------------------
                                                                 Accumulated              Netbook
                                                Cost             amortization              value
         -------------------------------------------------------------------------------------------
         Computer software                  $    226,185        $    205,305          $     20,880
         Computer hardware                       754,256             535,344               218,912
         Office equipment                        194,622             119,403                75,219
         Trademarks                               39,434              11,618                27,816
         Leasehold improvements                   12,270                   -                12,270
         -------------------------------------------------------------------------------------------
                                            $  1,226,767        $    871,670          $    355,097
         -------------------------------------------------------------------------------------------

     Included in computer hardware are the costs of assets under capital leases of $337,385 (1998 -$238,644) and the corresponding accumulated amortization of $266,761 (1998 - $213,269).

4.   Share capital:

     (a)  Authorized:

               15,000,000  common shares without par value;

               1,362,500   Class A preferred shares, 10% non-cumulative, voting,
                           convertible, retractable, without par value;

               1,764,800   Class B preferred shares, 10% non-cumulative, voting,
                           convertible, retractable, without par value;

               2,360,458   Class C preferred shares, 10% non-cumulative, voting,
                           convertible, retractable, without par value.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 5
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


4.   Share capital (continued):

     (b)  Issued:

         ===============================================================================================
                                                                        1999                 1998
         -----------------------------------------------------------------------------------------------
         1,640,163 common shares (1998 - 1,491,071)               $     130,759        $     103,058
         1,350,000 Class A preferred shares                       $   1,319,254        $   1,319,254
         1,764,707 Class B preferred shares                       $   1,429,326        $   1,429,326
         2,356,070 Class C preferred shares                       $   3,260,175        $   3,260,175
         -----------------------------------------------------------------------------------------------
                                                                  $   6,139,514        $   6,111,813
         ===============================================================================================

          During the year, 25,000 common share warrants at $0.10 each, 123,242 common share options at $0.20 each and 850 common share options at $0.65 each were exercised.

     (c)  Conversion:

          All preferred shares are convertible into common shares on a one-share-for-one-share basis subject to an anti-dilutive adjustment, at the option of each holder, or automatically upon an initial public offering by the Company with a public offering price of not less than $3.00 per common share and with aggregate gross proceeds of more than $5,000,000. If 60% or greater of the outstanding holders of a class of preferred shares vote for conversion, the entire class will be converted to common shares.

     (d)  Retraction:

          At any time on or after December 7, 1999, upon written request of 54% of the then outstanding shareholders of the specific class, the Company shall redeem in three equal annual installments all of the shares of that class by paying, in cash,

          (i)   the issue price; plus
          (ii)  10% per annum (not compounded); plus
          (iii) $0.19 per share for Class A Preferred shareholders only; less
          (iv)  any dividends declared and paid; plus
          (v)   any dividends declared but unpaid.

          The preferred shares have warrants attached to them, however, the fair value of these warrants was determined to be a nominal amount.

     (e)  Liquidation:

          In the event of any liquidation, dissolution, bankruptcy, buy-out or winding-up of the Company the shareholders of Class A, B and C Preferred shares shall receive:

          (i) US$1.00, US$0.85, US$1.414 per share for each outstanding Class A, B and C preferred share, respectively; plus
          (ii)  10% per annum (not compounded); plus
          (iii) $0.19 per share for Class A Preferred shareholders only; less
          (iv)  any dividends declared and paid; plus
          (v)   any dividends declared and unpaid, plus
          (vi) any remaining amounts after the distribution of (i) to (v) above to be distributed on a pro-rata basis among the Common and Class A, B and C Preferred shareholders.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 6
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


5.   Stock options and warrants:

     (a)  Stock options:

          The Company has a stock option plan for selected employees, directors, officers, agents, consultants, advisors, and independent contractors, which provides for incentive options. The options vest at rates between 25% and 100% each year from the date of granting. The Board of Directors determines the option price at the date of grant. The options generally expire ten years from the date of grant and are exercisable over the period stated in each plan.

          During the year, 427,320 options at $0.65 per share were granted.

          At December 31, 1999, the authorized options for common shares were 1,785,400 (1998 - 1,785,400), of which 680,590 (1998 - 679,313) were exercisable pursuant to the vesting requirements of the plan.

          Activity in the Company's stock option plan was as follows:

         ======================================================================================
                                                                Number of     Weighted-average
                                                                   shares       Exercise Price
         --------------------------------------------------------------------------------------
         Options outstanding, December 31, 1997                   854,518      $         0.20
                  Granted during 1998                             614,479                0.31
                  Exercised during 1998                           (15,100)               0.20
                  Forfeited/expired during 1998                   (45,400)               0.20

         Options outstanding, December 31, 1998                 1,412,497      $         0.24
                  Granted during 1999                             427,320                0.65
                  Exercised during 1999                          (124,092)               0.20
                  Forfeited/expired during 1999                  (303,492)               0.25
         --------------------------------------------------------------------------------------
         Options outstanding, December 31, 1999                 1,412,233      $         0.37
         ======================================================================================


         Stock options outstanding at December 31, 1999

         ====================================================================================
                                                    Weighted-average
                                                           remaining         Weighted-average
         Range (US$)        Number outstanding      contractual life           exercise price
         ------------------------------------------------------------------------------------
         0.10-0.20                     896,423                   4.7                     0.20
         0.65                          515,810                   9.4                     0.65
         ------------------------------------------------------------------------------------
                                     1,412,233                   6.5                     0.37
         ====================================================================================

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 6
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


5.   Stock options and warrants (continued):

     (a)  Stock options (continued):

          Stock options exercisable at December 31, 1999

         ======================================================================
                                                              Weighted-average
         Range (US$)               Number Exercisable           Exercise Price
         ----------------------------------------------------------------------
         0.10-0.20                            606,038                     0.20
         0.65                                  74,552                     0.65
         ----------------------------------------------------------------------
                                              680,590                     0.25
         ======================================================================

     (b)  Share purchase warrants:

          At December 31, 1999, the Company had outstanding warrants to purchase 78,720 (1998 -78,720) shares of common stock at a price of $0.65 per share during the period up to and including September 9, 2001 and warrants to purchase 12,500 (1998 - 12,500) shares of Class A Preferred stock at a price of $1.00 per share during the period up to and including August 15, 2001.

6.   Research and development:

     ========================================================================================
                                                                      1999              1998
     ----------------------------------------------------------------------------------------
     Gross research and development expenses                    $2,442,769        $1,030,197
     Research and development funding:
              Investment tax credits                             (431,431)         (480,734)
              Government grants                                   (81,225)                 -
     ----------------------------------------------------------------------------------------
     Net research and development expenses                       1,930,113           549,463
     Contract research and development expenses
          (included in cost of goods sold)                         690,785         1,040,832
     ----------------------------------------------------------------------------------------
                                                                $2,620,898        $1,590,295
     ========================================================================================

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 7
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


7.   Income taxes:

     As at December 31, 1999, the Company has accumulated the following tax balances:

     (a)  Non-capital losses carried forward:

          The Company has available net operating losses that may be carried forward and used to reduce future taxable income. The benefit of these losses has not been recognized, in the financial statements and they expire as follows:

                      2005                            $      61,871
                      2006                                  843,784
                      2007                                  360,921
                      2008                                  181,738
                      2009                                   23,819
                      2011                                  250,472
                      2014                                   27,261
                      -----------------------------------------------
                                                      $   1,749,866
                      -----------------------------------------------

     (b) Unclaimed scientific research and experimental development expenditures:

          The  Company  has   available   unclaimed   Scientific   Research  and
          Experimental Development expenditures of $2,021,826 that may be carried forward indefinitely and used to reduce future taxable income. The benefit of these expenditures has not been recognized in the financial statements.

8.   Commitments:

     (a)  Leases:

          The Company is committed to payments under operating leases for premises as follows.

                       2000                            $     136,615
                       2001                                   68,677
                       2002                                    5,723
                       ----------------------------------------------
                                                       $     211,015

     (b)  Operating credit facility:

          The Company has established an operating credit facility with a Canadian chartered bank for up to CDN$400,000 at the bank's prime rate plus 1.5%. The amount available from the credit facility is limited to 75% of the Company's current Canadian and United States accounts receivable and 65% of the Company's current international accounts receivable. The credit facility is secured by a general charge on the Company's assets.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements, page 8
(Expressed in U.S. Dollars)

Years ended December 31, 1999 and 1998

================================================================================


9.   Differences   between  Canadian  and  United  States   Generally   Accepted
     Accounting Principles:

     Accounting for income taxes:

     Under the asset and liability method of Statement of Financial Accounting Standard No. 109 ("FAS 109"), deferred income taxes and liabilities are measured using enacted tax rates to reflect the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax losses. A valuation allowance is recognized to reduce deferred tax assets when their realization cannot be determined to be more likely than not.
     There is no effect of adopting the provisions of FAS 109 on the Company's financial statements, since the Company's deferred tax asset under United States GAAP as at the reporting date was $nil, after deducting a valuation allowance.

     The Company's deferred tax asset consists of the following:

        =============================================================================================
                                                                   December 31,         December 31,
                                                                           1999                 1998
        ---------------------------------------------------------------------------------------------
        Net operating loss carry forward                          $   1,749,866        $   1,469,747
        Unclaimed scientific research and experimental
          development expenditures                                      909,822              646,042
        Capital assets                                                   28,463              (82,036)
        ---------------------------------------------------------------------------------------------
        Total gross deferred tax assets                               2,688,151            2,033,753
        Less valuation allowance                                     (2,688,151)          (2,033,753)
        ---------------------------------------------------------------------------------------------
        Net deferred tax assets                                   $          -         $          -
        =============================================================================================

     Accounting for redeemable preferred shares:

     Under United States GAAP the Company would classify its redeemable preferred shares (note 4) as a liability, and the 10% per annum increase in redemption price has been accounted for as a charge to equity.

     The accounting for redeemable preferred shares is as follows:

     ======================================================================================================
                                                                         December 31,         December 31,
                                                                                 1999                 1998
     ------------------------------------------------------------------------------------------------------
     Liabilities under Canadian GAAP                                    $     522,314        $     950,408
     Adjustment for redeemable preferred shares under US GAAP               8,368,760            7,767,295
     ------------------------------------------------------------------------------------------------------
     Liabilities under US GAAP                                          $   8,891,074        $   8,717,703
     ======================================================================================================
     Share capital under Canadian GAAP                                  $   6,139,514        $   6,111,813
     Adjustment for redeemable preferred shares under US GAAP              (6,014,649)          (6,014,649)
     ------------------------------------------------------------------------------------------------------
     Share capital under US GAAP                                        $     124,865        $      97,164
     ======================================================================================================
     Shareholders' deficit under Canadian GAAP                          $   4,130,696        $   3,813,161
     Adjustment for increase in redemption price under US GAAP              1,777,250            1,352,661
     ------------------------------------------------------------------------------------------------------
     Shareholders' deficit under US GAAP                                $   5,907,946        $   5,165,822
     ======================================================================================================

                  Consolidated Financial Statements of

                  SIMBA TECHNOLOGIES INCORPORATED
                  (Expressed in U.S. Dollars)

                  Three months ended March 31, 2000

                  (Unaudited)

SIMBA TECHNOLOGIES INCORPORATED
Consolidated Balance Sheet
(Expressed in U.S. Dollars)


======================================================================================================
                                                                          March 31,      December 31,
                                                                               2000              1999
------------------------------------------------------------------------------------------------------
                                                                        (unaudited)
Assets

Current assets:
         Cash and cash equivalents                                   $      792,710    $      854,101
         Accounts receivable                                                408,364           975,654
         Investment tax credits receivable                                  350,000           350,000
         Prepaid expenses                                                    45,707            46,672
------------------------------------------------------------------------------------------------------
                                                                          1,596,781         2,226,427
Capital assets                                                              279,177           304,705
------------------------------------------------------------------------------------------------------
                                                                     $    1,875,958    $    2,531,132
------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Current liabilities:
         Accounts payable and accrued liabilities                    $      350,967    $      156,950
         Current portion of obligations under capital leases                 36,090            39,252
         Deferred revenue                                                   211,900           259,455
------------------------------------------------------------------------------------------------------
                                                                            598,957           455,657

Obligations under capital leases                                             24,985            31,372

Deferred lease inducement                                                    31,123            35,285

Shareholders' equity:
         Share capital                                                    6,141,232         6,139,514
         Deficit                                                         (4,920,339)       (4,130,696)
------------------------------------------------------------------------------------------------------
                                                                          1,220,893         2,008,818
Subsequent event (note 3)
------------------------------------------------------------------------------------------------------
                                                                     $    1,875,958    $    2,531,132
======================================================================================================



See accompanying notes to consolidated financial statements

SIMBA TECHNOLOGIES INCORPORATED
Consolidated Statement of Loss and Deficit
(Unaudited)
(Expressed in U.S. Dollars)



====================================================================================================
                                                                    Three months       Three months
                                                                           ended              ended
                                                                       March 31,          March 31,
                                                                            2000               1999
----------------------------------------------------------------------------------------------------
Revenue:                                                          $      561,760    $      759,216
Cost of goods sold                                                       105,525            60,283
----------------------------------------------------------------------------------------------------
                                                                         456,235           698,933
Operating expenses:
         Research and development                                        609,543           660,332
         Sales and marketing                                             407,425           253,856
         General and administrative                                      233,048           140,003
----------------------------------------------------------------------------------------------------
                                                                       1,250,016         1,054,191
----------------------------------------------------------------------------------------------------

Loss before other expense                                               (793,781)         (355,258)

Other income (expense):
         Interest income                                                   6,178             2,388
         Foreign exchange loss                                            (2,040)          (17,041)
----------------------------------------------------------------------------------------------------
                                                                           4,138           (14,653)
----------------------------------------------------------------------------------------------------
Net loss                                                                 789,643           369,911
Deficit, beginning of period                                           4,130,696         3,813,161
----------------------------------------------------------------------------------------------------
Deficit, end of period                                            $    4,920,339    $    4,183,072
====================================================================================================






See accompanying notes to consolidated financial statements

SIMBA TECHNOLOGIES INCORPORATED
Consolidated Statement of Cash Flows
(Unaudited)
(Expressed in U.S. Dollars)



========================================================================================================
                                                                         Three months      Three months
                                                                                ended             ended
                                                                            March 31,         March 31,
                                                                                 2000              1999
--------------------------------------------------------------------------------------------------------
Cash provided by (used in):
Operating activities:
         Net loss                                                      $     (789,643)   $     (369,911)
         Items not involving cash:
                  Amortization                                                 41,382            49,946
                  Deferred lease inducement                                    (4,162)           (3,516)
         Changes in non-cash operating working capital:

                  Accounts receivable                                         567,290            54,108
                  Investment tax credits receivable                                 -          (147,599)
                  Prepaid expenses                                                965           (11,680)
                  Accounts payable and accrued liabilities                    194,017            (7,089)
                  Deferred revenue                                            (47,555)           40,433
--------------------------------------------------------------------------------------------------------
         Net cash used in operating activities                                (37,706)         (395,309)

Investing Activities:
         Purchase of capital assets                                           (15,854)          (86,874)
--------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                (15,854)          (86,874)

Financing activities:
         Repayments of  obligations under capital leases                       (9,549)           (8,791)
         Repayment of note payable                                                  -           (19,148)
         Proceeds from exercise of options                                      1,718            23,333
--------------------------------------------------------------------------------------------------------
         Net cash used in financing activities                                 (7,831)           (4,606)

--------------------------------------------------------------------------------------------------------

Decrease in cash and cash equivalents                                         (61,391)         (486,788)

Cash and cash equivalents, beginning of period                                854,101         1,109,148
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                               $      792,710    $      622,360
--------------------------------------------------------------------------------------------------------
Supplementary information:
         Interest received                                             $        8,979    $        8,388
         Interest paid                                                 $        2,800    $        6,000
========================================================================================================



See accompanying notes to consolidated financial statements

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Three months ended March 31, 2000

================================================================================


Simba Technologies Incorporated is comprised of two primary business units, Simba Digital Conversations and Simba Tools. Simba Tools is the primary operating business unit, consisting of data access and analytics technology that enables complex data warehousing and database analytics used by analytical software providers. Simba Digital Conversations is a business unit, still primarily in the research and development stage, that provides digital solutions that aggregate and analyze all Internet customer interactions such as email messages, Web chat sessions and Web site surfing into an integrated conversation for Microsoft standards.

1.   Significant accounting policies:

     (a)  Basis of presentation:

          The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Simba Technologies Incorporated (USA) and PageAhead Research Company. All significant intercompany transactions and balances have been eliminated.

     (b)  Measurement uncertainty:

          The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including accounts receivable and investment tax credits, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     (c)  Revenue recognition:

          The Company recognizes revenue from software licenses at the time the software is delivered provided there is evidence of an arrangement, the fee is fixed and determinable, and collection is probable.

          Revenue from license agreements with original equipment  manufacturers
          (OEM) for redistribution to the OEM's end user customers is recognized when the software is delivered provided there is evidence of an arrangement, the fee is fixed and determinable, and collection of the receivable is probable. Revenue from OEM royalties is recognized when the OEM delivers its product incorporating the Company's software to the end user, the Company has received evidence of delivery, and collection is probable.

          Revenue from minimum royalty license agreements is recognized to the extent of guaranteed amounts upon delivery of the product master provided collection is probable. Amounts due beyond one year are recognized in the year received. Royalties per copy in excess of the guaranteed amounts are recognized as earned.

          Revenue from post-contract customer support agreements, including maintenance agreements bundled with software licenses, is recognized ratably over the term of the related agreements.

          Revenue  from  consulting  and  other  software-related   services  is
          recognized as the services are rendered only if the services are not essential to the functionality of the software.

          The Company recognizes revenue from contracts involving production, modification, or customization of software using the percentage of completion method, based on performance milestones specified in the contract where such milestones fairly reflect progress toward contract completion. In other instances, progress toward completion is based on individual contract costs incurred to date compared with total estimated contract costs. Deferred revenue represents the amount of billing in excess of the revenue recognized using the percentage of completion method and the unamortized amount of post-contract customer support agreements.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Three months ended March 31, 2000

================================================================================

1.   Significant accounting policies (continued):

     (d)  Capital assets:

          Capital assets are stated at cost and are amortized on a straight-line basis over their estimated useful lives:

                ---------------------------------------------------------
                      Asset                                        Rate
                ---------------------------------------------------------

                      Computer software                         2 years
                      Computer hardware                         3 years
                      Office equipment                          5 years
                      Trademarks                                5 years
                ---------------------------------------------------------

          Property under capital leases is initially recorded at the present value of minimum lease payments at the inception of the lease. Leasehold improvements are depreciated over the shorter of the lease term or their estimated useful lives.

     (e)  Foreign currency translation:

          These financial statements are expressed in US dollars. Canadian and other foreign currency amounts are translated into US dollars using the temporal method of accounting at the following rates: monetary assets and liabilities at the rate in effect at the balance sheet date; non-monetary assets and liabilities at the historical rate in effect on the transaction date; and revenue and expense items at average rates for the year, except for amortization which is translated at historical rates in effect on the dates the assets were acquired. Gains and losses arising on foreign exchange translation are recognized in earnings.

     (f)  Research and development costs:

          Research costs are expensed as incurred. Development costs are deferred if they meet specific criteria; otherwise they are expensed as incurred. At March 31, 2000, no development costs have been deferred.

     (g)  Investment tax credits and government grants:

          The Company accounts for investment tax credits and government grants using the cost reduction approach, whereby investment tax credits and government grants related to the acquisition of assets are deferred and amortized to income on the same basis as the related assets. Investment tax credits and government grants that relate to current research and development expenditures are deducted from those expenditures in the current period.

     (h)  Cash and cash equivalents:

          The Company considers all short-term liquid investments with a maturity date at purchase of 3 months or less to be cash equivalents.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Three months ended March 31, 2000

================================================================================


1.   Significant accounting policies (continued):

     (i)  Stock option plan:

          The Company has a stock option plan, which is described in note 5. No compensation expense is recognized when stock options are issued. Any consideration paid on exercise of stock options is credited to share capital.

     (j)  Unaudited financial information:

          The financial information as at March 31, 2000 and for the three months ended March 31, 2000 and 1999 is unaudited; however, such financial information reflects all adjustments (consisting solely of normal recurring adjustments) which are in the opinion of management, required for a fair presentation of the financial information for the interim periods presented. The policies applied by the Company in the preparation of this interim financial information , as described above, are consistent with these applied in the consolidated financial statements for the year ended December 31, 1999.

     (k)  Income taxes:

          In December 1997, the Accounting Standards Board of the Canadian Institute of Chartered Accountants ("CICA") issued Section 3465 of the CICA Handbook, Income Taxes ("Section 3465"). Effective April 1, 1999 the Company adopted Section 3465 and has reported the cumulative effect of that change in the method of accounting for income taxes in the statement of retained earnings. Section 3465 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes.

          Under the asset and liability method of Section 3465, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Section 3465, the effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Pursuant to the deferral method, which was applied in 1999 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferral method, deferred taxes are not adjusted for subsequent changes in tax rates.

SIMBA TECHNOLOGIES INCORPORATED
Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Three months ended March 31, 2000

================================================================================


2.   Differences   between  Canadian  and  United  States   Generally   Accepted
     Accounting Principles:

     Accounting for redeemable preferred shares:

     Under United States GAAP the Company would classify its redeemable preferred shares as a liability, and the 10% per annum increase in redemption price has been accounted for as a charge to equity. The accounting for redeemable preferred shares is as follows:

        ======================================================================================================
                                                                               March 31,          December 31,
                                                                                    2000                 199
        ------------------------------------------------------------------------------------------------------
        Liabilities under Canadian GAAP                                    $     655,065        $     522,314
        Adjustment for redeemable preferred shares under US GAAP               8,368,760            8,368,760
        ------------------------------------------------------------------------------------------------------
        Liabilities under US GAAP                                          $   9,023,825        $   8,891,074
        ======================================================================================================

        Share capital under Canadian GAAP                                  $   6,141,232        $   6,139,514
        Adjustment for redeemable preferred shares under US GAAP              (6,014,649)          (6,014,649)
        ------------------------------------------------------------------------------------------------------
        Share capital under US GAAP                                        $     126,583        $     124,865
        ======================================================================================================

        Shareholders' deficit under Canadian GAAP                          $   4,920,339        $   4,130,696
        Adjustment for increase in redemption price under US GAAP              1,777,250            1,777,250
        ------------------------------------------------------------------------------------------------------
        Shareholders' deficit under US GAAP                                $   6,697,589        $   5,907,946
        ======================================================================================================


3.   Subsequent events:

     On June 24, 2000, the Company sold the Simba Tools business unit, the primary operating business unit, to a third party.

     On June 26, 2000 all of the shares of the Company were purchased by Pivotal Corporation. As a result of the purchase, the Company incurred restructuring costs of approximately $100,000 which have not been reflected in this financial information.

(b)  Pro Forma Financial Information

     Unaudited Pro Forma Condensed Combined Financial Statements:

       Unaudited Pro Forma Condensed Combined Balance Sheet as of
         March 31, 2000
       Unaudited Pro Forma Condensed Combined Statements of Operations
         for the Nine Months Ended March 31, 2000
       Unaudited Pro Forma Condensed Combined Statements of Operations
         for the Year Ended June 30, 1999
       Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

                                               PIVOTAL CORPORATION
                                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                 (Expressed in United States dollars; all amounts in thousands except per share data)
                                                   (Unaudited)



                                                                              March 31, 2000
                                           ---------------------------------------------------------------------------------
                                                Historical    Historical     Historical        Pro forma          Pro forma
                                                   Pivotal      Exactium          Simba      Adjustments           Combined
                                           --------------------------------------------------------------       ------------
ASSETS

Current assets:
Cash and cash equivalents ...............    $      5,818     $      18      $     793       $        -         $      6,629
Short term investments ..................          42,882             -              -          (13,605)   (b)        29,277
Accounts receivable .....................          15,061         2,530            408                -               17,999
Investment tax credits receivable .......               -             -            350                -                  350
Prepaid expenses ........................           3,304            62             46                -                3,412
                                           --------------------------------------------------------------       ------------

Total current assets ....................          67,065         2,610          1,597          (13,605)              57,667
Property and equipment, net .............           5,447           403            279                -                6,129
Other assets ............................           1,415           677              -           54,918    (a)  $     57,010
                                           --------------------------------------------------------------       ------------
Total assets ............................    $     73,927     $   3,690      $   1,876           41,313         $    120,806
                                           ==============================================================       ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:

Accounts payable and accrued liabilities.    $     12,095           542            351                -         $     12,988
Line of credit ..........................               -            71              -                -                   71
Current portion of obligations
under capital leases.....................               -             -             36                -                   36
Deferred revenue ........................           7,678           169            212                -                8,059
Total current liabilities ...............          19,773           782            599                -               21,154
                                           --------------------------------------------------------------       ------------
Other noncurrent liabilities.............               -         6,439             56           (5,402)   (b)         1,093
                                           --------------------------------------------------------------       ------------

Shareholders' equity (deficit):
 Share capital ..........................          62,455             5          6,141           42,979   (b)(c)     111,580
 Additional paid-in capital .............               -         8,258              -           (8,258)   (c)             -
 Deferred share-based compensation ......            (249)            -              -                -                 (249)
 Capital reserves........................               -          (259)             -              259    (c)             -
 Accumulated deficit ....................          (8,052)      (11,535)        (4,920)          11,735   (c)(d)     (12,772)

Total shareholders' equity (deficit) ....          54,154        (3,531)         1,221           46,715               98,559
                                           --------------------------------------------------------------       ------------
Total liabilities and
   shareholders' equity (deficit) .......    $     73,927     $   3,690      $   1,876       $   41,313         $   120,806
                                           ==============================================================       ============




    See notes to unaudited pro forma condensed combined financial statements.

                                       PIVOTAL CORPORATION


                                  PRO FORMA CONDENSED COMBINED
                                    STATEMENTS OF OPERATIONS

         (Expressed in United States dollars; all amounts in thousands except per share data)
                                           (Unaudited)


                                                                    Nine months ended March 31, 2000
                                            ------------------------------------------------------------------------------
                                               Historical      Historical      Historical      Pro forma        Pro forma
                                                  Pivotal        Exactium           Simba    Adjustments         Combined
                                            -------------------------------------------------------------    -------------
Revenues:
     Licenses ..........................    $     24,248      $      883       $    2,975     $       -      $    28,106
     Services and Maintenance ..........          10,506           1,246                -             -           11,752
                                            -------------------------------------------------------------    -------------
Total revenues .........................          34,754           2,129            2,975             -           39,858
                                            -------------------------------------------------------------    -------------

Cost of revenues:
     Licenses ..........................           1,329              37              312             -            1,678
     Services and maintenance ..........           5,476             865                -             -            6,341
                                            -------------------------------------------------------------    -------------
Total cost of revenues .................           6,805             902              312             -            8,019
                                            -------------------------------------------------------------    -------------
Gross profit ...........................          27,949           1,227            2,663             -           31,839
                                            -------------------------------------------------------------    -------------

Operating expenses:
     Sales and marketing ...............         20,846            1,346              931             -           23,123
     Research and development ..........          6,103            1,266            1,681             -            9,050
     General and administrative ........          2,872            1,047              518             -            4,437
     Amortization of goodwill ..........            129                -                -        13,899           14,028
                                            -------------------------------------------------------------    -------------
Total operating expenses ...............         29,950            3,659            3,130        13,899           50,638
                                            -------------------------------------------------------------    -------------

Loss from operations ...................         (2,001)          (2,432)            (467)      (13,899)         (18,799)
Interest and other income (loss) .......          1,715             (180)              22             -            1,557
                                            -------------------------------------------------------------    -------------
Loss before taxes ......................           (286)          (2,612)            (445)      (13,899)         (17,242)
Income taxes ...........................            340                -                -             -              340
                                            -------------------------------------------------------------    -------------
Net loss ...............................    $      (626)      $   (2,612)      $     (445)    $ (13,899)     $   (17,582)
                                            =============================================================    =============

Earnings (loss) per share:
Basic...................................    $     (0.03)                                                     $     (0.90)
Diluted ................................    $     (0.03)                                                     $     (0.90)
     Pro forma basic and diluted .......    $     (0.03)                                                     $     (0.83)

Weighted average number of shares used
to calculate loss per share

Basic...................................         17,951                                                           19,606
     Diluted ...........................         17,951                                                           19,606
     Pro forma basic and diluted .......         19,513                                                           21,168



    See notes to unaudited pro forma condensed combined financial statements.

                                       PIVOTAL CORPORATION

                                  PRO FORMA CONDENSED COMBINED
                                    STATEMENTS OF OPERATIONS

         (Expressed in United States dollars; all amounts in thousands except per share data)
                                           (Unaudited)



                                                                          Year ended June 30, 1999
                                            -----------------------------------------------------------------------------
                                               Historical     Historical    Historical        Pro forma        Pro forma
                                                  Pivotal       Exactium         Simba      Adjustments         Combined
                                            ------------------------------------------------------------    -------------
Revenues:
     Licenses .........................      $    18,819      $    555      $   4,023       $       -        $   23,397
     Services and Maintenance .........            6,508           689              -               -             7,197
                                            ------------------------------------------------------------     ------------
Total revenues ........................           25,327         1,244          4,023               -            30,594
                                            ------------------------------------------------------------     ------------

Cost of revenues:
     Licenses .........................              536             -          1,408               -             1,944
     Services and Maintenance .........            3,078           569              -               -             3,647
                                            ------------------------------------------------------------     ------------
Total cost of revenues ................            3,614           569          1,408               -             5,591
                                            ------------------------------------------------------------     ------------
Gross profit ..........................           21,713           675          2,615               -            25,003
                                            ------------------------------------------------------------     ------------

Operating expenses:
     Sales and marketing ..............           16,830         1,088          1,030               -            18,948
     Research and development .........            4,958         1,566          1,185               -             7,709
     General and administrative .......            2,466           983            540               -             3,989
     Amortization of goodwill .........                -             -              -          18,531    (a)     18,531
                                            ------------------------------------------------------------     ------------
Total operating expenses ..............           24,254         3,637          2,755          18,531            49,177
                                            ------------------------------------------------------------     ------------

Loss from operations ..................           (2,541)       (2,962)          (140)        (18,531)          (24,174)
Interest and other ....................              (24)          (40)           (54)              -              (118)
                                            ------------------------------------------------------------     ------------
Loss before income taxes ..............           (2,565)       (3,002)          (194)        (18,531)          (24,292)
Income taxes ..........................              243             -              -               -               243
                                            ------------------------------------------------------------     ------------
Net loss ..............................      $    (2,808)     $ (3,002)     $    (194)      $ (18,531)       $  (24,535)
                                            ============================================================     ============
Loss per share:
     Basic ............................      $     (0.72)                                                    $    (4.43)
     Diluted ..........................      $     (0.72)                                                    $    (4.43)
     Pro forma basic and diluted ......      $     (0.18)                                                    $    (1.39)

Weighted average number of shares used
to calculate loss per share
     Basic ............................            3,888                                                           5,543
     Diluted ..........................            3,888                                                           5,543
     Pro forma basic and diluted ......           15,940                                                          17,595



    See notes to unaudited pro forma condensed combined financial statements.

1.   BASIS OF PRESENTATION

     The following unaudited pro forma condensed combined financial statements give effect to the acquisitions of Exactium Ltd. ("Exactium") and Simba Digital Technologies, a division of Simba Technologies Incorporated, ("Simba") by Pivotal Corporation (the "Company" or "Pivotal").

     Effective June 7, 2000, the Company acquired 100% of Exactium. The purchase price of $45,140 consisted of the issuance of common shares and options to purchase common shares of the Company with a fair value of $31,990 and cash of $13,150 including a shareholder loan repayment of $5,402 and acquisition related expenditures of $775. Exactium, an Israeli company, based in Atlanta, Georgia, provides e-selling solutions for internet and Microsoft standards.

     On June 26, 2000, the Company acquired 100% of Simba. The purchase price of $17,590 consisted of the issuance of common shares and options to purchase common shares of the Company with a fair value of $17,135 and cash of $455 for acquisition related expenditures. Simba develops ebusiness software solutions which aggregate and analyze internet customer interactions including email, web chat sessions and web site surfing.

     The pro forma condensed combined balance sheet assumes the acquisitions took place on March 31, 2000 and combines the March 31, 2000 balance sheets of Pivotal, Exactium and Simba. The pro forma condensed combined statement of operations for Pivotal's fiscal year ended June 30, 1999 assumes the acquisitions took place as of the beginning of the fiscal year and combines the historical results of Pivotal for the fiscal year ended June 30, 1999 and Exactium and Simba for the twelve months ended June 30, 1999, with pro forma adjustments. The pro forma condensed combined statement of operations for the nine months ended March 31, 2000 assumes the acquisitions took place as of July 1, 1999 and combines the historical results of Pivotal, Exactium and Simba for the nine months ended March 31, 2000, with pro forma adjustments. Both Exactium and Simba have a December 31 fiscal year end. Since the fiscal years of Pivotal, Exactium and Simba differ, the financial statements of Exactium and Simba have been recast for the 1999 completed fiscal year of Pivotal and are presented for the twelve month period ended June 30, 1999.

     The unaudited pro forma condensed combined balance sheet reflects the appropriate pro forma adjustments to record the acquisitions of Exactium and Simba using the purchase method of accounting as described in Note 2. Acquisition costs and allocation of the excess of acquisition costs over net assets acquired are set forth below:

                                                                               Exactium        Simba         Total
                                                                              ----------     ----------    ---------
     Cash (including acquisition related expenditures of $775
       and $455 respectively)..............................................      13,150           455        13,605
     Fair value of common shares of Pivotal issued and share purchase options of Pivotal exchanged for Exactium and
       Simba shares and options outstanding ...............................      31,990        17,135        49,125
                                                                              ----------     ----------    ---------
     Total acquisition costs ..............................................      45,140        17,590        62,730
     Less:  net tangible assets acquired ..................................       1,194         1,221         2,415
                                                                              ----------     ----------    ---------
     Excess of acquisition costs over net tangible assets acquired               43,946        16,369        60,315
                                                                              ==========     ==========    =========
     Allocation to:
       Goodwill and other intangibles .....................................      41,116        14,479        55,595
       In process research and development ................................       2,830         1,890         4,720

     The fair value of shares of Pivotal common stock was determined by taking an average of the opening and closing price of Pivotal common stock for a short period just before and just after the terms of the transactions were agreed to by the parties and announced to the public. The purchase price was increased by the estimated fair value of the Pivotal share purchase options exchanged for the Exactium and Simba options outstanding.

     The unaudited pro forma condensed consolidated statements of operations reflect additional amortization expense resulting from the increase in goodwill and other intangible assets due to these acquisitions. The charge for in process research and development has been reflected in the unaudited pro forma condensed combined balance sheet. The charge for in process research and development has not been included in the unaudited pro forma condensed combined statements of operations as these statements do not give effect to nonrecurring merger costs related to the transaction. In the opinion of management, the acquired in process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Company recorded a charge of $4,720 in its fourth quarter of fiscal 2000 related to the acquired in process technology ($2,830 in respect of Exactium and $1,890 in respect of Simba). The unallocated excess of acquisition costs over net tangible assets acquired has been allocated to goodwill and other intangibles, which will be amortized over three years.

     The pro forma combined financial statements included herein have been prepared by Pivotal, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, Pivotal believes that the disclosures are adequate to make the information not misleading. These pro forma combined financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in Pivotal's Form F-1, as amended, for the fiscal year ended June 30, 1999, the consolidated financial statements and the notes thereto included in Pivotal's Form 10-Q for the nine months ended March 31, 2000, the financial statements of Exactium included in Pivotal's Form 8-K filed August 16, 2000 and the financial statements of Simba included in this filing.

2.   FORMA ADJUSTMENTS

     The pro forma condensed combined balance sheet reflects the following adjustments:

     (a)  To record goodwill and other intangibles acquired.

     (b) To record the acquisition of Exactium by the issuance of 1,116,955 shares of Pivotal common stock and 108,435 options to purchase Pivotal common stock and payment of $13,150 cash (including repayment of shareholder loan of $5,402) to purchase 100% of the equity of Exactium. To record the acquisition of Simba by the issuance of 537,833 shares of Pivotal common stock and 299,645 options to purchase Pivotal common stock and payment of $455 cash to purchase 100% of the equity of Simba.

     (c) To eliminate the share capital, additional paid-in capital, capital reserves and accumulated deficit of each of Exactium and Simba.

     (d) To record allocation of purchase price to in process research and development

     The pro forma combined statements of operations reflect the following adjustments with respect to the acquisitions:

     (a) To record amortization of purchased intangibles, other than in process research and development, over estimated useful lives of three years.

3.   LOSS PER SHARE

     Basic and diluted net loss per share for each period is calculated by dividing pro forma net loss by the shares used to calculate net loss per share in the historical period plus the effect of the common stock and options of Pivotal which were exchanged for all issued and outstanding shares of Exactium and Simba.

(c)  Exhibits

     Exhibit
     Number         Description
     ------         -----------

      2.1* Share Purchase Agreement among Pivotal Corporation and David Pritchard, Kirk Herrington, Michael Satterfield, Calvin Mah, VW B.C. Technology Investment Fund, Limited Partnership, Venrock Associates, Venrock Associates II, Limited Partnership, Working Ventures Canadian Fund Inc., Bank of Montreal Capital Corporation, Sussex Capital Inc. and the Other Shareholders of Simba Technologies Inc. Concerning all of theShares of Simba Technologies Inc. dated May 29, 2000.

     23.1           Consent of KPMG LLP
     -----------

     *  Previously filed

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PIVOTAL CORPORATION



Date: September 11, 2000               By /s/ Vincent D. Mifsud
                                          -------------------------------------
                                          Vincent D. Mifsud
                                          Chief Financial Officer and
                                          Vice President, Operations

                                  EXHIBIT INDEX

Exhibit
Number       Description                                                  Page
------       -----------                                                  ----

2.1* Share Purchase Agreement among Pivotal Corporation and David Pritchard, Kirk Herrington, Michael Satterfield, Calvin Mah, VW B.C. Technology Investment Fund, Limited Partnership, Venrock Associates, Venrock Associates II, Limited Partnership, Working Ventures Canadian Fund Inc., Bank of Montreal Capital Corporation, Sussex Capital Inc. and the Other Shareholders of Simba Technologies Inc. Concerning all of the Shares of Simba Technologies Inc. dated May 29, 2000

23.1         Consent of KPMG LLP
------------

*  Previously filed